Exhibit 99.1

                                 Press Release

Discount Auto Parts Signs Merger Agreement With Hi-Lo Automotive

      LAKELAND, Fla., HOUSTON, Oct. 20 / -- Discount Auto Parts, Inc. (NYSE:
DAP) and Hi-Lo Automotive, Inc. (NYSE: HLO) jointly announced today that they have entered into a definitive merger agreement in which Discount Auto Parts would acquire all of the outstanding common stock of Hi-Lo in exchange for Discount Auto Parts common stock. On a combined basis, the companies have approximately 600 stores in eight states and annual revenues of approximately $700 million.

      Under the terms of the merger agreement, stockholders of Hi-Lo will receive 0.1485 of a share of Discount Auto Parts common stock for each outstanding share of Hi-Lo stock so long as the market price of Discount Auto Parts stock is between $22.727 and $26.148 (based on the average closing prices of Discount stock during the ten trading days ending three days before Hi-Lo's stockholders meeting held to consider the merger). If the average price of Discount's stock during the specified period is less than $22.727 but above $20.78 then the exchange will be increased to provide Hi-Lo's stockholders with $3.37 of Discount stock for each share of Hi-Lo common stock but if the average price of Discount's stock during the specified period is less than $20.78, Hi-Lo shareholders will receive 0.1624 of a share of Discount Auto Parts common stock for each outstanding share of Hi-Lo common stock. If the average price of Discount's stock during the specified period is more than $26.148 then the exchange ratio will be reduced to provide Hi-Lo's shareholders with $3.88 of Discount stock for each share of Hi-Lo common stock. Based on Friday's closing price of Discount stock of $22.50, Hi-Lo's stockholders would receive 0.1500 of a share of Discount stock for each Hi-Lo share. There are approximately 10.8 million shares of Hi-Lo common stock outstanding, representing a transaction equity value of approximately $36 million. The combination has been structured to be a tax-free transaction and is expected to be recorded utilizing the purchase method of accounting.

      The Board of Directors of each company has approved the merger. The merger, which is expected to be completed February 1998, is subject to approval by Hi-Lo shareholders and certain other conditions, including the termination of the waiting period under the Hart-Scott-Rodino Improvements Act of 1976. The merger agreement may be terminated by either Discount or Hi-Lo under certain circumstances, including, among others, by Hi-Lo if the average closing price of Discount's stock during the ten trading period ending three days before Hi-Lo's stockholders meeting held to consider the merger is less than $19.55.

      Discount Auto Parts, based in Lakeland, Florida, is one of the Southeast's leading specialty retailers of automotive replacement parts, maintenance items and accessories for the "do-it-yourself" (DIY) consumer. The company currently operates 411 stores, which are located in: Florida, Georgia, Alabama, South Carolina and Mississippi. For its fiscal year ended June 3, 1997, Discount Auto Parts achieved record sales of $405.2 million ($372.4 million from its core retail operations).
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      Hi-Lo Automotive, based in Houston, Texas, is also a leading specialty retailer of automotive parts, maintenance items and accessories for the DIY consumer. In addition, Hi-Lo also serves the commercial sector of the automotive after market, which accounts for approximately one-third of its annual sales. Hi-Lo currently operates 187 stores located in Texas, Louisiana and California. For its fiscal year ended December 31, 1996, Hi-Lo reported total sales of $248.6 million.

      "We believe this is an exciting opportunity for both teams to grow together," said Peter J. Fontaine, Chairman and Chief Executive Officer of Discount Auto Parts. "Hi-Lo brings to us good market share and the ability to quickly and cost-effectively expand our geographic reach. Texas, with its large customer base and strong 'do-it-yourself' tradition, has been in our sights for some time and represents a logical geographic expansion of our existing store base." Fontaine added that "Hi-Lo's existing strong base of commercial installer business is expected to help Discount Auto Parts accelerate its own announced plans to enter that business in the markets it currently serves."

      "We believe that we will be able to bring to Hi-Lo our store operations expertise, our high team member retention rates, and our low cost structure, which should help increase the profitability of Hi-Lo operations," commented Bill Perkins, President of Discount Auto Parts. "With the addition of Hi-Lo to our base business, we believe we will have established a stronger platform to continue to grow our business. The automotive parts industry appears to be consolidating, and this merger should demonstrate our intent to be a leader in this industry."

      "We believe the merger is in the best interest of our stockholders, our associates and our customers," said T. Michael Young, Chairman, President and CEO of Hi-Lo. "We expect the combined strengths of the two companies will result in one of the strongest and most competitive companies in both the retail and commercial segments of the automotive parts industry in the markets they operate."

      Peter J. Fontaine, current Chairman and Chief Executive Officer of Discount Auto Parts, will continue in those roles after the merger. Bill Perkins will also continue as President of the combined company.

      The transaction is expected to be accretive to earnings in its first full fiscal year based on minimal operating and financial synergies.

      Smith Barney Inc. is serving as financial advisor to Discount Auto Parts; SBC Warburg Dillon Read Inc. is serving as financial advisor to Hi-Lo.

      Forward-Looking Statement

      This release may contain forward-looking statements which reflect the current views of the Company with respect to certain events that could have an effect on the Company's future financial performance. These statements include the words "believe," "expected" and similar expressions. Any such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated.
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      These risks and uncertainties include increased competition, extent of the market demand for auto parts, availability of inventory supply, propriety of inventory mix, adequacy and perception of customer service, product quality and defect experience, availability of and ability to take advantage of vendor pricing programs and incentives, sourcing availability, rate of new store openings, cannibalization of store sites, mix of types of merchandise sold, governmental regulation of products, new store development and the like, performance of information systems, effectiveness of deliveries from the distribution center, ability to hire, train and retain qualified team members, availability of quality store sites, environmental risks, availability of expanded and extended credit facilities, legal expenses associated with material litigation matters and disputes, expenses associated with investigations concerning freon matters, potential for liability with respect to these matters, ability to successfully integrate the business of Discount Auto Parts and Hi-Lo Automotive, ability to achieve operating and financial synergies and other risks.